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                                                                    EXHIBIT 99.1

                       [CARAUSTAR INDUSTRIES, INC. LOGO]

FOR IMMEDIATE RELEASE
OCTOBER 10, 2001

                                             CONTACT: H. Lee Thrash, III
                                                      Chief Financial Officer
                                                      (770) 948-3101

                           CARAUSTAR INDUSTRIES, INC.
                       REAFFIRMS ITS EXPECTATIONS FOR THE
                              THIRD QUARTER OF 2001

ATLANTA, GEORGIA - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it expects to report net income of approximately $0.02 per share for the third quarter of 2001. Thomas V. Brown, president and chief executive officer of Caraustar, stated, "We are making these comments to clarify that our business has not been materially affected after the horrific events of September
11. In fact, our business has improved in line with information provided in our second quarter 2001 conference call with investors."

The company will specifically address the performance of each of its business segments in its third quarter earnings release on Wednesday, October 24, 2001 and in its conference call to investors that will be broadcast live over the Internet on the same day at 10:30 a.m. (EDT).

To access the live broadcast over the Internet please log on to http://www.caraustar.com and look for the Web cast button/icon on the "Our Financials" page of Caraustar's Web site.

Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products.

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including

           PHONE 770-948-3101 - P.O. BOX 115 - AUSTELL, GA 30168-0115
              3100 JOE JERKINS BOULEVARD - AUSTELL, GA 30106-3227


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Caraustar Industries, Inc.
October 10, 2001
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statements regarding its expected financial results for the third quarter of
2001. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company's products, the degree of success achieved by the company's new product initiatives, changes in government regulations, the company's ability to complete acquisitions and successfully integrate the operations of acquired businesses and the company's ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company's registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements.

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